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                                      EXHIBIT n
                            CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the financial statements of JPF Separate Account A dated March 22, 2004, and on the consolidated financial statements of Jefferson Pilot Financial Insurance Company and Subsidiary dated February 2, 2004, in Pre-Effective Amendment No. 1 (Form N-6, No. 333-113334) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account A under the Ensemble Protector individual flexible premium variable life insurance policies offered by Jefferson Pilot Financial Insurance Company.

Greensboro, North Carolina
April 19, 2004